Exhibit 99.1

Empire Interactive Titles to Be Available for Downloading Online Strategy First Announces Its Entry Into the Casual Games Digital Distribution Arena

Signed From the Popular European Developer Xing Interactive B.V.

MONTREAL, Feb. 8, 2007 (PRIME NEWSWIRE) -- Software publisher Strategy First Inc., a wholly owned subsidiary of Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News), announced the signing of digital distribution rights for multiple casual games from Xing Interactive B.V. Among the titles signed are “The Dark Legions” which has sold over 100,000 units in retail alone, and “Bubu Kong,” which features franchise characters from the Super Nanat & the Alyssa series.

“We are delighted to have the opportunity to work with a company of the stature of Strategy First. They are leaders in the digital distribution arena and will be able to give our titles the online exposure they deserve,” said Alex de Vries, Xing Interactive’s President and CEO.

“We look forward to the opportunity to bring these great games to a whole new audience of casual online gamers. We believe this adds to our strong portfolio of products available for digital download,” commented Emanuel Wall, Strategy First’s Development Manager.

“Strategy First continues to build on its leading position as a digital publisher of interactive entertainment software. This transaction moves the company beyond its traditional focus into the burgeoning casual games market and we are confident that this will increase our already strong revenue stream from the digital distribution of game properties,” said Clive Kabatznik, CEO of Silverstar Holdings.

About Xing Interactive B.V.
Xing Interactive B.V. is a publisher of interactive entertainment software with offices in the Netherlands, United Kingdom, Indonesia, Singapore and the U.S.A. The company develops proprietary mobile and PC software products for the consumer market and its products are currently sold in 32 countries worldwide.
(http://www.xinginteractive.nl)

About Strategy First Inc.
Strategy First Inc., a wholly owned subsidiary of Silverstar Holdings (NasdaqCM:SSTR - News), is a leading developer and worldwide publisher of entertainment software for the PC. Founded in 1990, the Company is well known for its proprietary groundbreaking titles, such as the award winning Disciples, Jagged Alliance and Space Empires series of games, which are under continuing development. Simultaneously, Strategy First continues to publish many of the industry’s major titles, winning numerous awards for games such as “Hearts of Iron,” and “Galactic Civilizations.” Recent offerings include top releases such as “S.C.S. - Dangerous Waters(tm)” and “Space Empires V.” The Company provides a unique alternative for independent developers seeking to market their games to a worldwide audience. (http://www.strategyfirst.com)

About Silverstar Holdings
Silverstar Holdings Ltd. is a publicly traded company (NasdaqCM:SSTR - News) focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband. Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.
The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, President
(914) 669-0222
asheinwald@allianceadvisors.net

de Jong & Associates, Inc.
Ronald de Jong, President
(760) 943-9065
ron@dejong.org